Exhibit 5.1

LEDGEWOOD, P.C.

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

August 25, 2016

CardConnect Corp.
100 Continental Drive

Suite 300

King of Prussia, PA 19406

Ladies and Gentlemen:

We have acted as counsel to CardConnect Corp., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 10,300,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued upon exercise of outstanding warrants to purchase Common Stock which were originally issued as part of units issued in the Company’s initial public offering (the “Public Warrants”) and the private placement that occurred concurrently with the Company’s initial public offering (the “Placement Warrants” and, together with the Public Warrants, the “Warrants”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of the opinions set forth below. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that (i) the Common Stock will be issued in the manner described in the Registration Statement and in accordance with the terms of the Warrant Agreement, dated February 12, 2015 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, and (ii) upon delivery of the Common Stock, the certificates representing shares of such Common Stock will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the shares of Common Stock in uncertificated form will have been duly made in the register of the Company.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of Common Stock to be issued by the Company upon exercise of the Warrants are validly authorized and, when the Registration Statement shall have become effective and such shares of Common Stock have been issued and delivered in accordance with the terms and conditions of the Warrant Agreement and receipt of payment therefore, such shares of Common Stock will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the federal laws of the United States of America and the Delaware General Corporation law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) as in effect and existing on the date hereof. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

We consent to the reference to this opinion and to Ledgewood in the prospectus included as part of the Registration Statement (the “Prospectus”), and to the inclusion of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ledgewood
LEDGEWOOD
a professional corporation